Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL (212) 574-	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

October 16, 2012

Ocean Rig UDW Inc.
10 Skopa Street, Tribune House
2nd Floor, Office 202 CY 1075
Nicosia, Cyprus1

                       Re:           Ocean Rig UDW Inc.

Ladies and Gentlemen:

We have acted as counsel to Ocean Rig UDW Inc. (the "Company") in connection with the Company's registration statement on Form F-3 (such registration statement as amended or supplemented from time to time) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on October 12, 2012, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") and offering by the Company in one or more public offerings (collectively, the "Offering") of an indeterminate amount of securities, including shares of the Company's common stock, including preferred share purchase rights (the "Preferred Share Purchase Rights"), par value $0.01 per share (the "Common Shares"), shares of the Company's preferred stock, par value $0.01 per share (the "Preferred Shares"), debt securities of the Company (the "Debt Securities"), guarantees of the Company's Debt Securities (the "Guarantees") by certain subsidiaries of the Company (the "Guarantors"), warrants to purchase the Company's securities (the "Warrants"), purchase contracts to purchase the Company's securities (the "Purchase Contracts"), rights to purchase the Company's securities (the "Rights") and units consisting of any of the foregoing securities (the "Units" and, together with the Common Shares, the Preferred Share Purchase Rights, the Preferred Shares, the Debt Securities, the Guarantees, the Warrants, the Purchase Contracts and the Rights, the "Securities").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus"); (iii) the Amended and Restated Stockholders Rights Agreement dated as of June 3, 2011 (the "Rights Agreement"); and (iv) such corporate documents and records of the Company and Guarantors and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company and the Guarantors; (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; (iii) after the issuance of the Common Shares offered pursuant to the Registration Statement, as amended or supplemented, the total number of issued Common Shares, together with the total number of Common Shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exerciseable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized Common Shares under the Company's Second Amended and Restated Articles of Incorporation, as amended and then in effect, and that par value of $0.01 per share has been paid for the Common Shares so issued; and (iv) after the issuance of the Preferred Shares offered pursuant to the Registration Statement, as amended or supplemented, the total number of issued Preferred Shares, together with the total number of Preferred Shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exerciseable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized Preferred Shares under the Company's Second Amended and Restated Articles of Incorporation, as amended and then in effect, and that par value of $0.01 per share has been paid for the Preferred Shares so issued.

Ocean Rig UDW Inc.
October 16, 2012

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Securities consisting of Common Shares and Preferred Shares, including Common Shares or Preferred Shares issuable directly or upon conversion of securities issued pursuant to the terms of an indenture substantially in the form examined by us, a Warrant, a Purchase Contract, a Right, or as part of a Unit, when issued, sold and paid for as contemplated in the Prospectus or any supplement thereto, will be duly authorized, validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

(i)    the Preferred Share Purchase Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement;

(ii)  the Debt Securities issued pursuant to an indenture substantially in the form examined by us, the Warrants, the Purchase Contracts, the Rights and the Units, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will constitute valid and legally binding obligations of the Company; and

(iii)  the Guarantees, upon due execution and delivery as contemplated in the Prospectus and guaranteeing debt securities issued pursuant to an indenture in substantially the form examined by us, will constitute valid and legally binding obligations of each Guarantor;

subject, in each case, to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors' rights from time to time in effect, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP